Exhibit 10.35

Form of Retention Bonus Letter for Executive Officers

Re:	Retention Bonus
Dear	:

Congratulations, you have been chosen to receive a “Retention Bonus”, with the terms set forth in this letter.

As you know, Cavium, Inc. (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 19, 2017 (“Agreement Date”), with Marvell Technology Group Ltd. (“Marvell”) and Kauai Acquisition Corp. You have a key role in ensuring that the Company delivers on its commitments to its customers, employees and shareholders during the period from now until the consummation of the merger (the “Closing”). We understand that the uncertainty of this situation can be a significant concern and we encourage your continued dedication to the Company.

To provide an additional financial incentive to you to remain employed with the Company, the Company agrees to pay you the payment described in this letter (such payment, the “Retention Bonus”), in exchange for the obligations of both you and the Company set forth in this letter.

1.

Retention Bonus.  Your Retention Bonus will be equal to six (6) months of your annual base salary in effect as of the Agreement Date, and will be earned by you provided that the Closing occurs and you remain actively employed with the Company, or an affiliate thereof, until the Closing and, if earned, will be payable to you in one lump sum cash payment on the first regularly scheduled payroll date following the Closing.

2.

Termination of Employment.   Notwithstanding anything to the contrary in this letter, in the event your employment is terminated prior to the Closing by the Company without “Cause” (as defined in the Company’s Change in Control and Severance Plan), then the Company shall pay the Retention Bonus to you on the 60th day following the date your employment terminates.

3.

Entire Agreement; Amendment.  This letter contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention or similar type of bonus.  This letter may not be amended or modified unless in writing signed by you and the Company.

4.

Withholding.  The Company shall be entitled to withhold from amounts to be paid to you under this letter any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

5.

Section 409A.  It is the intention of the Company that this letter not result in unfavorable tax consequences to you under Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (“Section 409A”).  To the extent applicable, it is intended that this letter comply with or be exempt from the provisions of Section 409A.  This letter shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this letter to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, you shall not be considered to have terminated employment for purposes of this letter and no payments shall be due to you under this letter that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  In addition, if you are a “specified employee,” as defined in Section 409A, as of the date of your separation from service, then to the extent any amount payable under this letter (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, (ii) is payable upon your separation from service and (iii) under the terms of this letter would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of your death.

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6.	Governing Law. This provision of this letter, for all purposes, shall be governed by and construed in accordance with the laws of California without regard to conflicts-of-law principles.
7.

Confidentiality of Letter.  This letter is considered a confidential matter between you and the Company. You agree to keep the existence of this letter and its terms confidential, unless disclosure is required pursuant to an order by a court of competent jurisdiction.  However, you may discuss the terms of this letter with your spouse, an attorney(s) or tax advisor(s), provided such person agrees to keep the existence and terms of this letter strictly confidential.

8.

No guarantee of Employment.  The opportunity to receive the Retention Bonus under the terms set forth in this letter should not be construed as a guarantee of employment for any specific period of time.  Your employment remains at-will (or as per the applicable employment laws in your country of employment), meaning that either you or the Company may terminate the employment relationship at any time, with or without Cause, and with or without notice.

The entire management team at the Company appreciates the effort you are making to prepare the business for long-term success.  Please keep up the terrific work.

Very truly yours
Cavium, Inc.

By:

Azfar Hasib
Director HR

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